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                                                     Pursuant to Rule 424(b)(3)
                                                     File No. 333-73397

Prospectus Supplement No. 1 dated June 10, 1999 to the Prospectus of AMBI
Inc., dated June 10, 1999 (the "Prospectus") included in Registration Statement on Form S-3, No. 333-73397.


         Capitalized terms used herein and not defined herein have the meanings given in the Prospectus. The information in the following paragraph replaces the corresponding information included under "Risk Factors -- We have become profitable only recently, and may be unable to remain profitable due to other factors in addition to the problem of absorbing our new businesses."


We have become profitable only recently, and may be unable to remain profitable due to other factors in addition to the problem of absorbing our new businesses.

         We have had net operating losses from our inception as a company in 1983 through the fiscal quarter ended December 31,1997. Since then we had operating income of $1.5 million in the fiscal year ended June 30, 1998 and $5.4 million in the nine months ended March 31, 1999. However, as of March 31, 1999 our accumulated deficit still was approximately $40.3 million. Our current sales are from the Nutrition 21 and Optimum Lifestyle businesses, Cardia(Registered)Salt and animal healthcare products. While one strategy to expand our revenues includes the continued acquisition of nutrition products, we may be unable to conclude any further acquisitions. It may be several years before we generate revenues from the products we are currently developing. Other factors important to our continued profitability include:

o         entering into new agreements for product development,
o         commercializing new products,
o         developing additional manufacturing and marketing capacity, and
o         obtaining any required regulatory approvals for products.

We may fail to develop, commercialize, manufacture and market new products, continue to achieve profitability, or obtain required regulatory approvals.